15632 Roxford Street Sylmar, CA 91342-1265 818-986-0000 818-833-1342 fax www.QPClasers.com

QPC Lasers Wins $3.5 Million Contract for
Red-Green-Blue Lasers for 3D Laser Projectors

Initial Order for BrightLase® RGB Lasers for Delivery in 2008-2009
Signals Production Ramp and Follows Recent
Successful Demonstrations of Visible Laser Technology

SYLMAR, CA - June 30, 2007 -- QPC Lasers, Inc.  (OTCBB: QPCI) “QPC,” a world leader in the development and commercialization of high brightness, high power semiconductor chip-based lasers for the consumer electronics, industrial, defense, and medical markets, today announced that it has won a $3.5 Million contract to develop and deliver high power integrated red-green-blue “RGB” lasers to be used in laser projection systems to enable more vibrant, high resolution 3-dimensional images. The contract is comprised of $2 Million of non-recurring engineering fees for product development and an initial $1.5 Million purchase order; the initial product order is expected to cover customer requirements to seed the market prior to their anticipated mass production phase. The order comes from a domestic company in the video gaming/entertainment industry and represents the second major consumer electronics order for the Company; the Company also announced a $12 million contract with another customer for Laser TV in December 2007 (see announcement dated November 30, 2007).

The high power RGB integrated lasers leverage QPC’s proprietary and patented BrightLase® semiconductor technology which enables low cost of manufacture, and good power efficiency in a compact package. Development for this client has already commenced; product shipments are expected to begin this summer and to be completed by the end of 2009.

“We believe that QPC’s visible laser technologies are unique enablers for a variety of thrilling new consumer electronic displays, and we are pleased to see them being incorporated into the emerging 3D display market,” said President and CEO Dr. Jeffrey Ungar. “It is very exciting to see our visible lasers, which were publicly displayed relatively recently, moving so rapidly into the market at many levels.”

“QPC’s BrightLase® RGB lasers offer an excellent light source for display applications because brilliant images with expanded color gamut can be obtained from a tiny, energy efficient, low cost integrated module,” continued Ungar. “QPC’s compact, highly reliable and efficient laser designs offer a superior solution to the expensive, short lived, and inefficient UHP lamps that are engines in conventional display technologies, and offer performance superior to LED based sources,” concluded Ungar.

15632 Roxford Street Sylmar, CA 91342-1265 818-986-0000 818-833-1342 fax www.QPClasers.com

QPC demonstrated its visible laser technology at two very prominent and prestigious consumer electronics industry events- the Society of Information (SID) Display Week 2008 in Los Angeles (see prior announcement dated May 13, 2008) and the Projection Summit 2008 in Las Vegas (see prior announcement dated June 16, 2008). QPC also recently announced its founding membership in the 3D Home Consortium, an elite alliance of high-tech industry leaders such as Samsung, Disney and Philips (see announcement dated April 17, 2008).

For more information, see www.QPClasers.com.

Forward Looking Statements
This release contains forward looking statements about our future prospects that reflect the current expectations of the Company's management. These expectations are based upon information currently available to Company management, as well as management’s estimates and assumptions regarding future events. The words "anticipate", "believe", "estimate", "expect", "future", "intend", "plan" or the negative of these terms and similar expressions identify forward looking statements. Such forward looking statements are subject to risks, uncertainties, assumptions and other factors that could cause the Company’s actual results to differ materially from those expressed in the forward looking statements. Our expectations with respect to the contract discussed in this release could be materially affected by (i) our inability to develop products that conform to agreed specifications, (ii) unexpected delays encountered in the development and production of the lasers which are the subject of this contract, (iii) the development of competing products or technologies which provide superior performance to our products, (iv) challenges to our intellectual property rights as they relate to the products covered by this contract, (v) cancellation of outstanding purchase orders, (vi) difficulties encountered in ramping up production to meet the purchase orders received under this contract and (vii) unexpected financial difficulties encountered by the counterparty to the contract. For more detailed information about the risk factors which affect our business operations and future prospects, see the section entitled “Risk Factors” in our reports filed with the Securities and Exchange Commission, including our report on Form 10-QSB for the period ended September 30, 2007.

Purchase Orders and Contracts

The Company’s purchase orders and contracts are subject to standard commercial cancellation terms and conditions.

15632 Roxford Street Sylmar, CA 91342-1265 818-986-0000 818-833-1342 fax www.QPClasers.com

About QPC Lasers, Inc.
QPC Lasers, Inc. (www.QPClasers.com) is a world leader in the development, manufacture and distribution of high-brightness, high-power semiconductor lasers for the consumer electronics, defense, homeland security, industrial, and medical markets. Founded in the year 2000, QPC is vertically integrated from epitaxy through packaging and performs all critical fabrication processes at its state-of-the-art high-technology facility in the Los Angeles suburb of Sylmar, CA. QPC is a publicly traded U.S. company (OTCBB: QPCI) and is ISO certified.

Contact QPC Lasers, Inc.
Marie Dagresto, Director of Investor Relations
investors@qpclasers.com
818-986-0000
www.QPClasers.com

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